Exhibit 5.1

January 18, 2007

Freeport-McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans, LA 70112

Dear Ladies and Gentlemen:

     We have acted as counsel to you in connection with (a) the proposed merger (the “Merger”) contemplated by the Agreement and Plan of Merger dated as of November 18, 2006 (the “Merger Agreement”), among Phelps Dodge Corporation, a New York corporation (“Phelps Dodge”), Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (“Freeport-McMoRan”), and Panther Acquisition Corporation, a New York corporation and wholly owned subsidiary of Freeport-McMoRan, and (b) the preparation of the Registration Statement on Form S-4 (together with all exhibits thereto, the “Registration Statement”) relating to shares of Freeport-McMoRan common stock, $0.10 par value per share (the “Shares”) issuable to holders of Phelps Dodge common stock pursuant to the Merger Agreement.

     Our opinion is based upon the examination of the Registration Statement, the Merger Agreement, the corporate records of Freeport-McMoRan, and such other documents as we have deemed necessary or appropriate as a basis of our opinion. In conducting our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.

     Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized and when issued in accordance with the terms of the Merger Agreement will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Registration Statement and to the use of our name under the heading titled “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.